UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2023

FLUENCE ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-40978	87-1304612
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4601 Fairfax Drive, Suite 600
Arlington, Virginia 22203
(Address of principal executive offices) (Zip Code)

(833) 358-3623
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.00001 par value per share	FLNC	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Principal Accounting Officer Transition

On August 14, 2023, the Board of Directors (the “Board”) of Fluence Energy, Inc. (the “Company”) appointed Michelle Philpot as the Company’s Chief Accounting Officer, replacing Amrita Chatterjee effective as of 12:00 a.m. on August 15, 2023 (the “Effective Time”). The Board has designated Ms. Philpot as the principal accounting officer of the Company.
Prior to joining the Company, Ms. Philpot, 57, most recently served as Chief Accounting Officer and principal accounting officer of Sunrun Inc. (Nasdaq: RUN) since December 2019, where she was responsible for the company’s overall financial reporting functions, as well as regulatory compliance activities. Until the time she was appointed Chief Accounting Officer at Sunrun Inc., Ms. Philpot served as Vice President, Corporate Controller, joining Sunrun Inc. in December 2013. Previously, Ms. Philpot served as VP, Finance at Selectica during 2013. Prior to such time, Ms. Philpot was with Unwired Planet (formerly Openwave) in various finance leadership roles from 2005 to 2013, including as Associate Chief Financial Officer in 2013 and Vice President, Corporate Controller from 2007 to 2012. Ms. Philpot began her career with PricewaterhouseCoopers LLP. Ms. Philpot earned her Bachelor of Business Administration with an accounting concentration at California State University, Sacramento. There are no family relationships between Ms. Philpot and any of the Company’s directors or executive officers. There are no relationships or related transactions between Ms. Philpot and the Company that would be required to be reported under Item 404(a) of Regulation S-K. There are no arrangements or understandings between Ms. Philpot and any other persons pursuant to which she was selected as an officer.
In connection with her appointment as Chief Accounting Officer and principal accounting officer, Ms. Philpot entered an offer letter with the Company, dated August 14, 2023 (the “Offer Letter”), setting forth the terms of her employment and compensation. Pursuant to the terms of the Offer Letter, Ms. Philpot’s initial annual base salary will be $345,000 and her target annual cash bonus opportunity will be 35% of her base salary, effective October 1, 2023, for fiscal year 2024. In addition, pursuant to the terms of the Offer Letter, Ms. Philpot will receive a one-time sign-on cash bonus of $160,000, to be paid in two installments, with the first installment to be paid within 30 days of hire and the second installment to be paid after 90 days of hire, provided that Ms. Philpot remains employed by the Company on each such payment date, which installments will be required to be repaid if Ms. Philpot voluntarily leaves the Company as an employee prior to the two-year anniversary of either such respective installment payment or is terminated from the Company due to Cause (as defined in the Company’s Executive Severance Plan (the “Severance Plan”)). Additionally, under the terms of the Offer Letter, the Company is providing Ms. Philpot with an annual long-term incentive award valued at $150,000, with the long-term incentive vehicles and vesting subject to the terms and conditions of the award agreement to be approved by the Compensation and Human Resources Committee at the time of grant. In addition, and at the same time as the annual long-term incentive award grant date, Ms Philpot will be provided with a one-time new hire grant of restricted stock units valued at $264,000, which will vest and be payable in equal installments on the anniversary of the grant date over the course of the next three years, in each case subject to Ms. Philpot’s continued service through the applicable vesting date, except as may be otherwise provided under the terms of the Severance Plan. Upon the Effective Time, Ms. Philpot will be eligible to participate in the Severance Plan, will be eligible to participate in the Company’s broad-based health and welfare benefit plans and following receipt of her first paycheck, will be eligible to participate in the Company’s broad-based retirement plan. Ms. Philpot will be subject to the Company’s Executive Stock Ownership Policy and required to hold three times her annual salary in stock following her appointment as Chief Accounting Officer and principal accounting officer.
The foregoing description of the Offer Letter does not purport to be complete and is qualified in its entirety by reference to the full text of the Offer Letter, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
10.1	Offer Letter, dated August 14, 2023 between Fluence Energy, Inc. and Michelle Philpot
104	Cover Page Interactive Data File formatted in iXBRL

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLUENCE ENERGY, INC.

Date: August 18, 2023	By:	/s/ Francis A. Fuselier
Francis A. Fuselier
Senior Vice President, General Counsel and Secretary